UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 30, 2015

Fiserv, Inc.

(Exact Name of Registrant as Specified in Charter)

Wisconsin	0-14948	39-1506125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 Fiserv Drive, Brookfield, Wisconsin 53045

(Address of Principal Executive Offices, Including Zip Code)

(262) 879-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Revolving Credit Agreement

On April 30, 2015, Fiserv, Inc. (the “Company”) entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company and the financial institutions party thereto. The Credit Agreement amended and restated the Company’s existing $2 billion revolving credit agreement dated as of August 1, 2012. The Company borrowed $108 million under the Credit Agreement on April 30, 2015 and used the net proceeds of such borrowings to repay the outstanding borrowings under the existing credit agreement and to fund ongoing operations.

The Credit Agreement provides for a revolving credit facility that matures on April 30, 2020. The Company may extend the maturity date by up to two years if certain conditions are satisfied, including the Company obtaining the consent of the lenders participating in each extension. The initial maximum aggregate amount of availability under the revolving credit facility is $2 billion, of which $108 million was drawn as of April 30, 2015. Availability under the revolving credit facility is reduced by the face amount of letters of credit issued under the facility from time to time, which was approximately $20 million as of April 30, 2015. The Company may increase the maximum aggregate amount of availability under the revolving credit facility by up to $750 million if certain conditions are satisfied, including the Company obtaining the consent of the lenders participating in the increase.

The Company may borrow, repay and re-borrow amounts under the Credit Agreement from time to time until the maturity of the revolving credit facility. Voluntary prepayments and commitment reductions under the Credit Agreement are permitted at any time without fee (other than the reimbursement of customary breakage costs relating to LIBOR-based borrowings).

Borrowings under the Credit Agreement bear interest at variable rates, including based on LIBOR or on a base rate, where the base rate is defined as the greatest of the administrative agent’s prime rate, the federal funds rate plus 0.50% or one-month LIBOR plus 1.00%, in each case, plus a specified margin based upon the Company’s long-term debt rating in effect from time to time. The Credit Agreement also requires the Company to pay a facility fee based on the aggregate commitments in effect under the Credit Agreement from time to time, whether used or unused, and fees based on the amount available to be drawn under letters of credit issued under the Credit Agreement from time to time, in each case in amounts that fluctuate based upon the Company’s long-term debt rating in effect from time to time.

The Credit Agreement contains various restrictions and covenants applicable to the Company and, with certain exceptions, its subsidiaries. Among other requirements, the Company must (1) limit its consolidated indebtedness as of the end of each fiscal quarter to no more than three and one-half times the Company’s consolidated net earnings before interest, taxes, depreciation, amortization, non-cash charges and expenses and certain other adjustments (“EBITDA”) during the period of four fiscal quarters then ended (the “Leverage Ratio”), except that up to two times prior to the initial maturity date of the Credit Agreement, and one additional time during the extension period, subject to certain conditions, the Company may increase the maximum Leverage Ratio to 4.0 to 1.0, in each case for four consecutive fiscal quarters in connection with an acquisition involving at least $500 million of aggregate consideration, and (2) maintain EBITDA of at least three times its consolidated interest expense as of the end of each fiscal quarter for the period of four fiscal quarters then ended. In each case, the Credit Agreement provides for the calculation of EBITDA giving pro forma effect to acquisitions and dispositions during the period to which such calculation relates.

All borrowings under the Credit Agreement are unsecured, and the Company’s borrowings under the Credit Agreement will not be guaranteed by any subsidiary.

The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then the administrative agent may terminate the lenders’ commitments and declare any outstanding obligations under the Credit Agreement to be immediately due and payable. In addition, if the Company or any of its material subsidiaries becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then the lenders’ commitments will automatically terminate and any outstanding obligations under the Credit Agreement will automatically become immediately due and payable.

Amendment to Term Loan Agreement

On April 30, 2015, the Company entered into Amendment No. 1 to Loan Agreement (the “Amendment”) among the Company and the financial institutions party thereto, which Amendment amended the Loan Agreement, dated as of October 25, 2013 (the “Term Loan Agreement”), among the Company and the financial institutions party thereto, to conform certain of its terms to those in the Credit Agreement, including providing that the Company’s subsidiaries that were guaranteeing the Company’s obligations under the Term Loan Agreement are released from their respective guarantees under the Term Loan Agreement.

The foregoing descriptions of the Credit Agreement and the Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the Credit Agreement and Amendment filed herewith as Exhibits 4.1 and 4.2, respectively, and incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

On May 5, 2015, Fiserv, Inc. issued a press release announcing its financial results for the quarter ended March 31, 2015. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.03.	Material Modification to Rights of Security Holders.

In connection with entering into the Credit Agreement and the Amendment, on April 30, 2015, the Company sent notice to the trustee under the Indenture, dated as of November 20, 2007, among the Company, the Company’s subsidiaries party thereto, as guarantors, and U.S. Bank National Association, as trustee, as supplemented from time to time (the “Indenture”), that effective as of April 30, 2015, each of the subsidiary guarantors under the Indenture were automatically released from all of their obligations under the Indenture and their respective guarantees of the Company’s outstanding senior notes issued thereunder, with an aggregate principal amount of $2.95 billion, simultaneously with the closing of the Credit Agreement and the release of the subsidiary guarantors under the Term Loan Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

The following exhibits are being filed herewith:

4.1	Second Amended and Restated Credit Agreement, dated as of April 30, 2015, among Fiserv, Inc. and the financial institutions party thereto.

4.2	Amendment No. 1 to Loan Agreement, dated as of April 30, 2015, among Fiserv, Inc. and the financial institutions party thereto.

The following exhibit is being furnished herewith:

99.1	Press Release of Fiserv, Inc., dated May 5, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISERV, INC.

Date: May 5, 2015	By:	/s/ Thomas J. Hirsch
Thomas J. Hirsch
Chief Financial Officer,
Treasurer and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Amended and Restated Credit Agreement, dated as of April 30, 2015, among Fiserv, Inc. and the financial institutions party thereto.

4.2	Amendment No. 1 to Loan Agreement, dated as of April 30, 2015, among Fiserv, Inc. and the financial institutions party thereto.

99.1	Press Release of Fiserv, Inc., dated May 5, 2015 (furnished pursuant to Item 2.02 of Form 8-K).